MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

COLORADO MUNICIPAL BOND FUND

SERIES #16

FILE # 811- 4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
08/17/00	Puerto Rico Electric Power Authority 5.75% 07/01/14	$500,000.	$612,230,000.	Bear Stearns
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